Exhibit 99.1

Media Contact: Dominick DiRocco
(732) 239-4462
media@sjindustries.com

Investor Contact: Dan Fidell
(609) 561-9000 ext. 7027
dfidell@sjindustries.com

FOR IMMEDIATE RELEASE

SJI Utilities President Dave Robbins Announces Retirement; Melissa Orsen to Lead SJI Utilities
Leonard Brinson, Eric Stein Promoted to Senior Vice President; Brent Schomber Promoted to President and COO, South Jersey Gas

FOLSOM, N.J. July 29, 2021 – SJI (NYSE: SJI) announced key promotions to the executive leadership teams to ensure continued growth across the business. The following promotions and organizational changes are part of SJI’s executive succession plan.

SJI Utilities President, Dave Robbins, Announces Retirement
Dave Robbins, President of SJI Utilities, will retire at the end of 2021 after nearly three decades of service to SJI.

“During Dave’s career at SJI, he has built a legacy of safety and unwavering commitment to the customers and communities we serve at South Jersey Gas and Elizabethtown Gas,” said Mike Renna, SJI President and CEO. “Under his leadership, our utilities have reached best-in-class levels, recognized for innovation, service, operational excellence, and safety. Dave has been an incredible asset to SJI, and we thank him for his dedication and leadership.”

Robbins will resign from his position at SJI Utilities, effective August 1, 2021, but will remain a Senior Vice President at SJI through the remainder of 2021 ensuring a seamless transition.

Melissa Orsen first woman president of SJI Utilities
Melissa Orsen, SVP of SJI and President and COO of South Jersey Gas Company, will succeed Robbins as President of SJI Utilities. Melissa is the first woman to oversee both utilities, South Jersey Gas and Elizabethtown Gas. In this role, she will support the alignment of best practices at the utilities.

“Melissa is a dedicated and respected leader playing an influential role in the development of SJI’s strategy and success,” Renna said. “She is passionate about our employees, our customers, and to a future where our utilities deliver cleaner, lower-carbon energy to the communities we serve.”

Brent Schomber will succeed Melissa as President and Chief Operations Officer of South Jersey Gas Company. Schomber will provide leadership and oversight of all day-to-day operations at the utility and will report to Orsen.

Senior Leadership Promotions

Leonard Brinson Jr., Chief Information Officer, SJI, and Eric Stein, General Counsel, SJI, have both been promoted to Senior Vice Presidents and will continue to drive strategy as members of the Senior Leadership Team.

“We want to thank Dave for his commitment to SJI over the past three decades, and we wish him the best in his retirement,” said Joseph M. Rigby, Chairman, SJI Board of Directors. “We are confident that the changes made to our leadership will support SJI’s ability to build on the success of the organization.”

###

About SJI

SJI (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers energy services to its customers through three primary subsidiaries. SJI Utilities, SJI’s regulated natural gas utility business, delivers safe, reliable, affordable natural gas to approximately 700,000 South Jersey Gas and Elizabethtown Gas customers in New Jersey. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; and developing, owning and operating on-site energy production facilities. SJI Midstream houses the company’s interest in the PennEast Pipeline Project. Visit sjindustries.com for more information about SJI and its subsidiaries.